Exhibit 23.1






Consent of Independent Registered Public Accounting Firm



We consent to the incorporation by reference in the Registration Statement (No. 333-50890) on Form S-8 of Main Street Trust, Inc. of our reports, dated March 14, 2007 relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Main Street Trust, Inc. for the year ended December 31, 2006.

/s/ McGladrey & Pullen, LLP

Champaign, Illinois
March 15, 2007


McGladrey & Pullen LLP is a member firm of RSM International - an affiliation of separate and independent legal entities.